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                                                                      EXHIBIT 21

EXHIBIT 21 - LIST OF SIGNIFICANT SUBSIDIARIES OF THE BISYS GROUP, INC. AS OF JUNE 30, 2001
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1.       BIS LP Inc., a Delaware corporation
2.       BISYS, Inc., a Delaware corporation
3.       BISYS Information Solutions L.P., a Delaware limited partnership
4.       BISYS Retirement Services, L.P., a Pennsylvania limited partnership
5.       BISYS Fund Services Ohio, Inc., an Ohio corporation
6.       BISYS Fund Services, LP, an Ohio limited partnership
7.       BISYS Management Company, a Delaware corporation
8.       BISYS Fund Services, Inc., a Delaware corporation
9.       BISYS Brokerage Resources, Inc., a California corporation
10.      BISYS Document Solutions L.P., a Delaware limited partnership
11.      Concord Holding Corporation, a Delaware corporation
12.      BISYS Insurance Services, Inc., a Pennsylvania corporation
13.      BISYS Education Services, Inc., an Indiana corporation
14.      DSI LP Inc., a Delaware corporation
15.      BISYS Plan Services, Inc., a Delaware corporation
16.      BPS (LP), Inc., a Delaware corporation
17.      Potomac Insurance Marketing Group, Inc., a Maryland corporation
18.      Boston Institutional Services, Inc., a Massachusetts corporation
19.      Ascensus Insurance Services, Inc., a Utah corporation
20.      Pictorial Holdings, Inc., a Texas corporation
21.      BISYS Regulatory Services, Inc., a Georgia corporation
22.      Financial Research Corporation, a Massachusetts corporation
23.      Universal Pensions, Inc., a Minnesota corporation
24.      The TONER Organization, Inc., a Pennsylvania corporation
25.      The Insurance Exchange of America, Inc., a New Jersey corporation
26.      FDI Distribution Services, Inc., a Massachusetts corporation
27.      The Advanced Markets, LLC, a Tennessee limited liability company
28.      Funds Distributor, Inc., a Massachusetts corporation
29.      Ascensus Financial Distributors, Inc., a Wisconsin corporation
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